EXHIBIT (11)
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                  THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
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                        Computation of Earnings Per Share
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                      Dollars and Share Amounts in Millions

                                                                   Years Ended June 30
                                                  --------------------------------------------------
NET EARNINGS PER SHARE                            1991      1992      1993      1994      1995
----------------------                            ------    ------    ------    ------    ------
Net Earnings/(Loss)                               $1,773    $1,872    $ (656)   $2,211    $2,645
  Deduct preferred stock dividends                    78        94       102       102       102
                                                  ------    ------    ------    ------    ------
Net Earnings/(Loss) Applicable to Common Stock     1,695     1,778      (758)    2,109     2,543
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  Average number of common shares
    outstanding                                    689.5     677.4     680.4     683.1     686.0

Per Share
---------
  Net earnings before prior years' effect
    of accounting changes                                             $ 0.25
  Prior year effect of accounting changes                             $(1.36)

  Net Earnings/(Loss) per share                   $ 2.46    $ 2.62    $(1.11)   $ 3.09    $ 3.71

NET EARNINGS PER SHARE ASSUMING
FULL DILUTION
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Net Earnings/(Loss)                               $1,773    $1,872    $ (656)   $2,211    $2,645
  Deduct differential -- preferred
    vs. common dividends                              52        60        57        51        45
                                                  ------    ------    ------    ------    ------
Net Earnings/(Loss) Applicable to Common Stock     1,721     1,812      (713)    2,160     2,600
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  Average number of common shares
    outstanding                                    689.5     677.4     680.4     683.1     686.0
  Add potential effect of:
    Exercise of options                              7.7       7.5       7.2       6.0       8.5
    Conversion of preferred stock                   48.0      55.2      54.7      53.9      52.8
                                                  ------    ------    ------    ------    ------
  Average number of common shares
    outstanding, assuming full dilution            745.2     740.1     742.3     743.0     747.3

Per Share Assuming full dilution
--------------------------------
  Net earnings before prior years' effect
    of accounting changes                                             $ 0.29
  Prior year effect of accounting changes                             $(1.25)

  Net Earnings/(Loss)                             $ 2.31    $ 2.45    $(0.96)   $ 2.91    $ 3.48
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